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                                                                      EXHIBIT 99
[Press Release]
FOR IMMEDIATE RELEASE              CONTACT - Christine Eilert Reel
January 17, 1997                             (281) 933-3339


            INPUT/OUTPUT BOARD OF DIRECTORS ADOPTS STOCKHOLDER RIGHTS PLAN (Stafford, Texas - January 17, 1997) - The Board of Directors of
Input/Output, Inc. today announced it has adopted a Stockholder Rights Plan.

    The plan is designed to protect the corporation from unfair or coercive takeover tactics and to prevent a potential acquiror from gaining control of the corporation without fairly compensating all corporation stockholders. The corporation's plan is similar to those adopted by many other companies and is not in response to any known effort to acquire control of the corporation.

    The plan entails a dividend of one right for each outstanding share of Input/Output's common stock. The stockholder rights are represented by and traded with Input/Output's common stock. There are no separate certificates or market for the rights.

    The rights do not become exercisable or trade separately from the common stock unless certain conditions are met: a public announcement by Input/Output that a person has acquired 20% or more of the common stock of the corporation, or after a tender or exchange offer is made for 20% or greater ownership of the corporation's common stock. Should the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of Input/Output's Series A Preferred Stock at an exercise price of $200. Each 1/1,000th of a share of the new Series A Preferred Stock will essentially be the economic equivalent of one share of common stock.

    Under certain circumstances the rights "flip-in" and become rights to buy the corporation's stock at a 50% discount. Under other circumstances, the rights "flip-over" and entitle the holders to buy shares of the acquiror's common stock at a 50% discount.


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    The rights may be redeemed by the corporation for $0.001 per right at any time following the first public announcement by the corporation of the acquisition of beneficial ownership of 20% of the corporation's common stock. The distribution of the rights will be made to stockholders of record on January 27, 1997.

    A copy of the new Stockholder Rights Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission shortly.

    Input/Output, Inc. is a world leader in the design and manufacture of seismic systems and related equipment. Headquartered in Stafford, Texas, Input/Output has designed, manufactured and marketed seismic instruments worldwide for 29 years.















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